Exhibit 99.1

APPROVED BY:	Rick Coté
President and Chief Operating Officer
201-267-8000

CONTACT:	FD
Leigh Parrish/Stephanie Rich
212-850-5600

FOR IMMEDIATE RELEASE

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER AND
NINE-MONTH RESULTS

~ Adjusted and Reported Third Quarter Earnings per Share of $0.50 and $0.68, Respectively~

 ~ Earnings Results Benefit from Lower Effective Tax Rate ~

~ Third Quarter Adjusted and Reported Operating Income of $13.9 Million and $18.2 Million, Respectively ~

Paramus, NJ – December 2, 2010 -- Movado Group, Inc. (NYSE: MOV), today announced third quarter and nine-month results for the period ended October 31, 2010.  The Company completed the closure of its boutiques on June 30, 2010 and results for the boutiques for all periods are reported as discontinued operations.  All financial results in this press release are for continuing operations unless otherwise stated.

Adjusted income from continuing operations in the third quarter of fiscal 2011 was $12.5 million, or $0.50 per diluted share, compared to adjusted net income from continuing operations of $4.5 million, or $0.18 per diluted share, in the third quarter of fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, income from continuing operations in the third quarter of fiscal 2011 was $16.9 million, or $0.68 per diluted share, which included a liability reversal of $4.3 million, or $0.17 per diluted share, related to a previously recorded liability for a retirement agreement with the Company’s former Chairman.  This compares to a loss from continuing operations of $19.4 million, or $0.79 per diluted share for the third quarter of fiscal 2010, which included: (i) a $22.4 million, or $0.91 per diluted share, non-cash tax charge; and (ii) a charge of $0.06 per diluted share for sales of excess discontinued inventory.  The Company recorded a tax provision in the third quarter of fiscal 2011 of $0.8 million, which equates to an effective tax rate of 5.7% on an adjusted basis and 4.4% on a GAAP basis.

Net income for the third quarter of fiscal 2011 was $16.9 million, or $0.68 per diluted share, compared to net loss for the third quarter of fiscal 2010, including the results of discontinued operations, of $20.9 million, or $0.85 per diluted share, both of which also include the aforementioned special items.

Third Quarter Fiscal 2011
●
Net sales in the third quarter of fiscal 2011 were approximately even at $123.0 million compared to the third quarter of fiscal 2010.  Excluding excess discontinued product sales of $8.4 million in the prior year quarter, net sales increased approximately 7.0%, primarily driven by growth in the licensed and luxury brand categories.

●
Gross profit was $68.6 million, or 55.8% of sales, compared to $56.7 million, or 45.9% of sales in the third quarter last year.  Excluding excess discontinued product sales, adjusted gross margin in the third quarter of fiscal 2010 was 51.3% of sales.  The gross margin percentage improvement reflects a favorable shift in channel and product mix in the current period and unfavorable fluctuations in foreign currency, as well as absorption of fixed costs in the prior year period.

●
Operating expenses were approximately flat at $50.4 million compared to the third quarter last year.  Operating expenses reflect higher marketing expenses, which were up $2.5 million over last year due to the Company’s decision to increase investments in this area.  Additionally, performance based compensation was up $3.4 million over last year due to the expected achievement of certain goals for the current year as well as the reversal of previously recorded expense in the prior year. These increases were offset by reduced expenses in other areas, as well as the aforementioned liability reversal of $4.3 million recorded in the current year period.

●
Adjusted operating income in the third quarter of fiscal 2011 increased 59.9% to $13.9 million compared to adjusted operating income of $8.7 million in the same period last year (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, operating income increased 188.4% to $18.2 million, which included the aforementioned liability reversal. This compares to operating income of $6.3 million in the same period last year.

●
Adjusted EBITDA in the third quarter of fiscal 2011 increased 36.1% to $17.1 million compared to adjusted EBITDA of $12.6 million in the third quarter of fiscal 2010.   Including the aforementioned special items, EBITDA was $21.4 million in the third quarter of fiscal 2011 as compared to $10.2 million in the third quarter of fiscal 2010.

Nine-Month Results Fiscal 2011
●
Net sales in the nine-month period of fiscal 2011 increased 5.1% to $281.2 million compared to $267.6 million in the same period of fiscal 2010.  Excluding excess discontinued product sales of $13.6 million in the prior year period, net sales increased 10.7%, primarily driven by growth in the U.S. and international wholesale categories.

●
Gross profit was $154.3 million, or 54.9% of sales, compared to $135.9 million, or 50.8% of sales, in the same period last year.  Excluding excess discontinued product sales, adjusted gross margin in the nine-month period of fiscal 2010 was 54.7% of sales.  The gross margin percentage increase reflects the aforementioned items which impacted third quarter gross margin results.

●
Operating expenses increased 5.0% to $140.6 million versus $133.9 million in the same period last year.  Operating expenses in the nine-month period of fiscal 2011 include an $8.1 million increase in marketing expenses, a $4.0 million increase in expenses due to the unfavorable transactional effect of foreign denominated assets held in weakening currencies, and a $3.0 million increase in performance based compensation over last year due to the expected achievement of certain goals for the current year as well as the reversal of previously recorded expense in the prior year.  These increases are partially offset by a decrease in expenses in other areas as well as the aforementioned $4.3 million liability reversal in the third quarter of fiscal 2011.
●
Adjusted operating income in the nine-month period of fiscal 2011 was $9.4 million compared to adjusted operating income of $5.1 million in the same period last year (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, operating income in the first nine months of fiscal 2011 was $13.7 million, which include the aforementioned liability reversal in the third quarter of fiscal 2011, compared to $2.0 million in the same period last year.

●
Adjusted EBITDA in the nine-month period of fiscal 2011 was $19.8 million compared to adjusted EBITDA of $16.9 million in the same period of fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures).  Including the aforementioned special items, EBITDA in the first nine months of fiscal 2011 was $24.1 million compared to EBITDA of $13.8 million in the same period of fiscal 2010.

●
Adjusted income from continuing operations in the first nine months of fiscal 2011 was $5.8 million, or $0.23 per diluted share, compared to adjusted income from continuing operations of $0.9 million, or $0.04 per diluted share, in the same period of fiscal 2010 (see attached table for reconciliation of GAAP to non-GAAP measures). On a GAAP basis, income from continuing operations for the first nine months of fiscal 2011 was $10.1 million, or $0.40 per diluted share, which included the aforementioned liability reversal of $4.3 million, or $0.17 per diluted share, recorded in the third quarter of fiscal 2011. This compares to a loss from continuing operations of $24.8 million, or $1.01 per diluted share, for the same period last year, which included: (i) a charge of $0.08 per diluted share for sales of excess discontinued inventory; (ii) a non-cash pre-tax charge of $0.8 million, or $0.03 per diluted share, related to the refinancing and repayment of the Company’s former credit and note agreements; and (iii) a non-cash tax charge of $23.0 million, or $0.94 per diluted share.

●	The Company recorded a tax provision for the first nine months of fiscal 2011 of $1.6 million, which equates to an effective tax rate of 20% on an adjusted basis and 13% on a GAAP basis.
●
Net loss for the first nine months of fiscal 2011, including the results of discontinued operations, was $13.6 million, or $0.55 per diluted share.  This compares to net loss for the same period last year of $31.1 million, or $1.27 per diluted share, which also included the aforementioned charges in fiscal 2010.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We have begun executing our multi-year strategic plan and gained traction in our initiatives during the third quarter.  We continue to focus on product differentiation and segmentation and we are delighted with the strong sell-through of Movado branded products at retail.  We also successfully launched Movado Bold during the quarter and the initial response has been highly positive.  In addition, we recently introduced a new upgraded Movado website with an enhanced focus on the consumer.  Looking forward, we are excited about the upcoming holiday season and beyond.  We continue to be committed to driving solid, consistent growth by leveraging the full potential of the Movado brand, building on our licensed brand success, capturing international opportunities and generating further improvement across our business.”

Rick Cote, President and Chief Operating Officer, stated, “We are pleased with our results in the third quarter and year-to-date periods.  Our ongoing focus on cash generation combined with our strong balance sheet continues to drive positive results as we ended the quarter with no debt and more than $60 million in cash.  We are continuing to see signs of recovery in our U.S. wholesale business, with improving sales of our Movado brand and licensed brands.  Additionally, our international wholesale business continues to perform well, driven by the strong performance of our licensed brands and the Movado brand in China.  As we look forward, we believe we are well positioned to achieve our fiscal year financial objectives and we are confident in our ability to drive sustainable sales growth and profitability by capitalizing on our portfolio of exceptional brands.”

Fiscal 2011 Guidance
Based on its performance in the first nine months of the year, the Company maintains its guidance for fiscal 2011 for adjusted net sales and adjusted EBITDA.  The guidance continues to be predicated on a 12% to 15% sales increase for the year and an increase in operating expenses due to the Company’s investments in brand building.  Adjusted EBITDA from continuing operations is anticipated to range between $20 million and $25 million in fiscal 2011. All guidance referenced refers to continuing operations only.

On a GAAP basis, the Company anticipates its fiscal 2011 results from continuing operations will range from approximately a net income of $10 million, or $0.39 per share, to net income of $11.5 million, or $0.45 per share, with a tax rate of approximately 25% and including the $4.3 million, or $0.17 diluted earnings per share, benefit from the reversal of the retirement liability related to the Company’s former Chairman.  The change in income from continuing operations and diluted earnings per share from previous guidance is primarily due to the impact of the reversal of the retirement liability as well as a more favorable tax provision.

Conference Call
The Company’s management will host a conference call today, December 2nd at 10:00 a.m. Eastern Time.  A live broadcast of the call will be available on the Company’s website:  www.movadogroup.com.  This call will be archived online within one hour of the completion of the conference call.

Movado Group, Inc. designs, sources, and distributes Movado, Ebel, Concord, ESQ by Movado, Coach, Tommy Hilfiger, HUGO BOSS, Juicy Couture and Lacoste watches worldwide, and operates Movado company stores in the United States.

In this release, the Company presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”).  Specifically, the Company is presenting adjusted operating income/(loss), which is operating income/(loss) under GAAP, adjusted to eliminate the effect of a reversal of a retirement liability (which occurred in fiscal 2011) and losses on sales of discontinued inventory (which occurred in fiscal 2010).  The Company is also presenting adjusted EBITDA, which is operating income/(loss) under GAAP, adjusted to eliminate the above-described adjustments due to the reversal of the retirement liability and the sales of discontinued inventory and to eliminate depreciation and amortization.  The Company is also presenting adjusted income/(loss), which is income/(loss) under GAAP, adjusted to eliminate the gain from the reversal of a retirement liability, the losses on sales of discontinued inventory, refinancing expenses and fees associated with the refinancing and repayment of the Company’s former credit and note agreements and a non-cash charge due to a change in valuation allowances on the Company's deferred tax assets, taxes on repatriated foreign dividends and the application of interim tax reporting guidelines.  The Company believes that adjusted EBITDA, adjusted operating income/(loss) and adjusted income/(loss are performance measures that are useful to investors because they eliminate the effect of items that the Company believes are not characteristic of its ongoing business. Furthermore, adjusted EBITDA is useful as a performance measure to investors, since it gives investors a measure of the Company's ability to generate cash to service its debt and other cash expenditures. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release.  The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as  “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to: actual or perceived weakness in the U.S. and global economy and fluctuations in consumer spending and disposable income, the Company’s ability to successfully implement its brand strategies, the ability of the Company’s brand strategies to improve its net sales, profitability and other results of operations, the Company’s ability to successfully introduce and sell new products, the Company's ability to successfully integrate the operations of newly acquired and/or licensed brands without disruption to its other business activities, changes in consumer demand for the Company’s products, risks relating to the fashion and retail industry, import restrictions, competition, seasonality, commodity price and exchange rate fluctuations, changes in local or global economic conditions, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its guidance in the future.

MOVADO GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2010	2009	2010	2009
Continuing Operations:
Net sales	$123,002	$123,443	$281,194	$267,629

Cost of sales	54,406	66,774	126,846	131,755

Gross profit	68,596	56,669	154,348	135,874

Selling, general and administrative expenses	50,400	50,360	140,649	133,900

Operating income	18,196	6,309	13,699	1,974

Interest expense	(460)	(1,080)	(1,808)	(3,797)
Interest income	175	16	229	87

Income / (loss) from continuing operations before income taxes	17,911	5,245	12,120	(1,736)

Provision for income taxes	781	24,398	1,573	22,865

Income / (loss) from continuing operations	17,130	(19,153)	10,547	(24,601)

Discontinued Operations:
Loss from discontinued operations, net of tax	-	(1,491)	(23,675)	(6,234)

Net income / (loss)	17,130	(20,644)	(13,128)	(30,835)

Less: income attributed to noncontrolling interests	279	226	486	232

Net income / (loss) attributed to Movado Group, Inc.	$16,851	$(20,870)	$(13,614)	$(31,067)

Income / (loss) attributable to Movado Group, Inc.:
Income / (loss) from continuing operations, net of tax	$16,851	$(19,379)	$10,061	$(24,833)
Loss from discontinued operations, net of tax	-	(1,491)	(23,675)	(6,234)
Net income / (loss)	$16,851	$(20,870)	$(13,614)	$(31,067)

Per Share Information:
Income / (loss) from continuing operations attributed to Movado Group Inc.	$0.68	$(0.79)	$0.40	$(1.01)
Loss from discontinued operations	$0.00	$(0.06)	$(0.96)	$(0.25)
Net income / (loss) attributed to Movado Group, Inc.	$0.68	$(0.85)	$(0.55)	$(1.27)

Weighted diluted average shares outstanding	24,907	24,558	24,988	24,509

MOVADO GROUP, INC.
Reconciliation tables
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2010	2009	2010	2009
Continuing Operations:
Operating income (GAAP)	$18,196	$6,309	$13,699	$1,974
Retirement liability reversal (1)	(4,305)	-	(4,305)	-
Sales of excess discontinued inventory (2)	-	2,376	-	3,089
Adjusted operating income (non-GAAP)	13,891	8,685	9,394	5,063

Depreciation and amortization	3,187	3,865	10,408	11,796
Adjusted EBITDA (non-GAAP)	$17,078	$12,550	$19,802	$16,859

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2010	2009	2010	2009
Continuing Operations:
Income / (loss) attributed to Movado Group, Inc. (GAAP)	$16,851	$(19,379)	$10,061	$(24,833)
Retirement liability reversal (1)	(4,305)	-	(4,305)
Sales of excess discontinued inventory (2)	-	1,485	-	1,931
Refinancing expenses and fees (3)	-	-	-	839
Tax adjustments (4)	-	22,390	-	22,990
Adjusted income attributed to Movado Group, Inc. (non-GAAP)	$12,546	$4,496	$5,756	$927

Adjusted income per share (non-GAAP)	$0.50	$0.18	$0.23	$0.04
Weighted diluted average shares outstanding	24,907	24,946	24,988	24,816

(1)
Reversal of a previously recorded liability for a retirement agreement with the Company's former Chairman.  The liability was reversed and recorded as a reduction of selling, general and administrative expenses.

(2)	Losses associated with sales of excess discontinued inventory.
(3)
Expenses and fees associated with the refinancing and repayment of the Company's former credit and note agreements.  These charges were recorded in interest expense on the Consolidated Statements of Operations.

(4)
Actual taxes in the prior period primarily reflect a non-cash charge to record changes in the valuation allowances on the Company's net deferred tax assets and a non-cash charge to accrue taxes on future repatriation of foreign earnings.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	October 31,	January 31,	October 31,
	2010	2010	2009
ASSETS

Cash and cash equivalents	$63,243	$70,975	$49,478
Trade receivables, net	91,594	67,206	105,469
Inventories, net	206,549	204,096	228,766
Other current assets	27,300	38,014	35,711
Total current assets	388,686	380,291	419,424

Property, plant and equipment, net	39,956	47,394	58,142
Deferred income taxes	14,163	12,347	10,014
Other non-current assets	23,618	29,345	28,648
Total assets	$466,423	$469,377	$516,228

LIABILITIES AND EQUITY

Accounts payable	$19,950	$22,661	$17,373
Accrued liabilities	44,979	35,161	43,760
Deferred and current income taxes payable	631	541	484
Total current liabilities	65,560	58,363	61,617

Long-term debt	-	10,000	24,910
Deferred and non-current income taxes payable	8,068	7,874	6,116
Other non-current liabilities	16,973	21,688	20,763
Noncontrolling interests	2,367	1,884	1,970
Shareholders' equity	373,455	369,568	400,852
Total liabilities and equity	$466,423	$469,377	$516,228